Exhibit 10.21

[Kraton Letterhead]

November [    ], 2012

[Name]

[Address]

[Address]

Dear [                    ]:

We are implementing the Amended and Restated Kraton Polymers US LLC Benefits Restoration Plan, as amended and restated January 1, 2013.

We intend to fund the benefits payable under the Benefits Restoration Plan through the purchase of corporate-owned life insurance on your life and the lives of some of the other participants. The life insurance policies will be owned by the Company.

In consideration of your consent to be insured, we agree to pay your estate a death benefit of $50,000 if you are employed with us, or fully retired based on our defined benefit definition, on the date of your death.

Kraton Polymers US LLC

Melinda S. Conley,

Vice President, Human Resources